SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

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Filed by a Party other than the Registrant

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Preliminary Proxy Statement

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Definitive Proxy Statement

Definitive Additional Materials

Soliciting Material Pursuant to Section 240.14a-12

Green Mountain Power Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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GREEN MOUNTAIN POWER CORPORATION

163 Acorn Lane
Colchester, Vermont 05446

March 29, 2002

To Our Shareholders:

      You are cordially invited to attend the 2002 Annual Meeting of Shareholders. The meeting will be held on Thursday, May 16, 2002, at the Sheraton Burlington Hotel and Conference Center, 870 Williston Road, South Burlington, Vermont, 05403. As the meeting will begin promptly at 10:00 a.m., please plan to arrive earlier.

      The proxy, which follows this letter, gives you the opportunity to cast your vote for the election of three Class I members to the Board.

      Directors and Officers are expected to be available before and after the meeting to speak with you. During the meeting, we will answer your questions regarding our business affairs and will consider the matters explained in the notice and proxy statement that follows.

      Please vote, sign and return the enclosed proxy as soon as possible, whether or not you plan to attend the meeting. Your vote is important.

      Thank you for your continued interest in Green Mountain Power Corporation.

Sincerely,

THOMAS P. SALMON	CHRISTOPHER L. DUTTON
Chairman, Board of Directors	President and Chief Executive Officer

March 29, 2002

Notice of Annual Meeting of Shareholders

To the Shareholders of

Green Mountain Power Corporation:

      We will hold the Annual Meeting of Shareholders of Green Mountain Power Corporation, a Vermont corporation, at the Sheraton Burlington Hotel and Conference Center, 870 Williston Road, South Burlington, Vermont, 05403, on Thursday, May 16, 2002, at 10:00 a.m., Eastern Daylight Savings Time. The meeting’s purposes are to:

1.	Elect three Directors; and

2.	Consider any other matters which may properly come before the meeting and any adjournments thereof.

      Only shareholders of record of common stock at the close of business on March 21, 2002 are entitled to receive notice of and to vote at the meeting. A list of the shareholders entitled to vote will be available at the meeting for examination by any shareholder for any purpose germane to the meeting. The list will also be available on the same basis for ten days prior to the meeting at our principal office, 163 Acorn Lane, Colchester, Vermont 05446.

      To assure your representation at the meeting, please vote, sign and mail the enclosed proxy as soon as possible. We have enclosed a return envelope, which requires no postage if mailed in the United States. Your proxy is being solicited by the Board of Directors.

PENNY J. COLLINS
Secretary

PLEASE VOTE — YOUR VOTE IS IMPORTANT

PROXY STATEMENT

GREEN MOUNTAIN POWER CORPORATION

163 Acorn Lane
Colchester, Vermont 05446

ANNUAL MEETING OF SHAREHOLDERS

May 16, 2002

March 29, 2002

PROXY AND SOLICITATION

      The accompanying proxy is solicited on behalf of the Board of Directors of Green Mountain Power Corporation (the “Company” or “GMP”) for use at the Annual Meeting of Shareholders of the Company to be held on Thursday, May 16, 2002, and at any and all adjournments thereof. This proxy statement and the accompanying form of proxy are being sent to the shareholders on or about March 29, 2002.

      The cost of soliciting proxies by the Board of Directors will be borne by the Company, including the charges and expenses of brokers and others for sending proxy materials to beneficial owners of Common Stock. In addition to the use of the mails, proxies may be solicited by personal interview, by telephone, by facsimile, by telegraph, or by certain of the Company’s employees, without compensation therefor. The Company has retained Mellon Investor Services LLC to assist in the solicitation of proxies at an estimated cost of $6,000, plus reimbursement of reasonable out-of-pocket expenses.

      Shareholders who execute proxies retain the right to revoke them by notifying the Corporate Secretary by mail at the above address or in person at the Annual Meeting before they are voted. A proxy in the accompanying form, when it is returned properly executed, will be voted at the Annual Meeting in accordance with the instructions given, and if no instructions are given, the proxy will be voted in accordance with the recommendation of the Board of Directors.

STOCK OUTSTANDING AND VOTING RIGHTS

      On March 21, 2002, the record date for the Annual Meeting, the Company had 5,692,667 outstanding shares of Common Stock, which is the only class of stock entitled to vote at the Annual Meeting. Each holder of record of Common Stock on the record date is entitled to one vote for each share of Common Stock so held. In addition, the Company holds 15,856 shares of Common Stock as Treasury Stock.

      The affirmative vote of a majority of the shares represented at the Annual Meeting is required for the election of Class I Directors, Item 1. Abstentions and broker non-votes will not be counted as votes For or Against.

      The shares of Common Stock represented by each properly executed proxy will be voted at the Annual Meeting in accordance with the instructions given. If no instructions are given and the proxy is executed, the shares will be voted FOR Item 1. The Board of Directors knows of no other matters for consideration at the meeting. If any other matters are properly presented, the persons appointed in the enclosed proxy have discretionary authority to vote in accordance with their best judgment.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

      The following table lists, as of December 31, 2001, information relating to the ownership of the Company’s Common Stock by Certain Beneficial Owners.

Amount and
	Nature of	Percent of
	Beneficial	Common
Certain Beneficial Owners of Common Stock	Ownership	Stock

Dimensional Fund Advisors Inc.	308,229	5.41%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

      Shares reported as owned by Dimensional Fund Advisors Inc. are owned by advisory clients of Dimensional Fund Advisors Inc., no one of which, to the knowledge of Dimensional Fund Advisors Inc. owns more than 5% of the class. Dimensional Fund Advisors Inc. disclaims any beneficial ownership of these shares.

      The following table lists, as of March 21, 2002, information relating to the ownership of the Company’s Common Stock by each Director and each Executive Officer and by all Directors and Executive Officers as a group. Each individual exercises sole voting and investment power over all of the shares of Common Stock beneficially owned, except as noted below.

		Amount and
Ownership of Common Stock by Directors and Officers of the Company		Nature of	Percent of
		Beneficial	Common
Name	Positions Held	Ownership(1)	Stock

Nancy R. Brock	Chief Financial Officer, Vice President, Treasurer, Secretary,(2)	14,747	0.26%
Nordahl L. Brue	Director	14,049	0.25%	(3)
William H. Bruett	Director	4,900	0.09%
Merrill O. Burns	Director	3,405	0.06%
Lorraine E. Chickering	Director	1,830	0.03%
John V. Cleary	Director	4,442	0.08%
David R. Coates	Director	8,000	0.14%
Christopher L. Dutton	President, Chief Executive Officer and Director	32,717	0.57%	(4)
Robert J. Griffin	Controller, Treasurer	14,022	0.25%	(5)
Euclid A. Irving	Director	1,924	0.03%
Walter S. Oakes	Vice President, Field Operations	14,364	0.25%
Mary G. Powell	Senior Vice President, Chief Operating Officer	10,946	0.19%
Thomas P. Salmon	Chairman of the Board	2,944	0.05%
Stephen C. Terry	Senior Vice President, Corporate and Legal Affairs	11,364	0.20%	(6)
All Directors and Executive Officers as a Group		139,654	2.45%	(7)

(1)	Includes shares that may be acquired within 60 days under the Company’s 2000 Stock Incentive Plan as follows: Directors Brue, Bruett, Burns, Chickering, Cleary, Coates, and Irving 1,000 shares each; Director Salmon 1,250 shares; Mr. Dutton 27,000 shares; Ms. Brock 12,000 shares; Mr. Griffin 3,000 shares; Mr. Oakes 12,000 shares; Ms. Powell 9,000 shares; and Mr. Terry 6,000 shares.

(2)	Ms. Brock resigned effective February 2002.

(3)	Mr. Brue owns 12,827 of these shares directly. Of the remaining shares, 222 are owned by Mr. Brue’s children; Mr. Brue disclaims any beneficial interest in the 222 shares owned by his children.

(4)	Mr. Dutton owns 5,610 of these shares directly. Of the remaining shares, 107 are owned by Mr. Dutton’s children for whom Mr. Dutton’s wife serves as custodian; Mr. Dutton disclaims any beneficial interest in the 107 shares owned by his children.

(5)	Mr. Griffin owns 10,509 of these shares directly. Of the remaining shares, 513 are owned by Mr. Griffin’s children; Mr. Griffin disclaims any beneficial interest in the 513 shares owned by his children.

(6)	Mr. Terry owns 5,354 of these shares directly. His wife owns 10 of these shares; Mr. Terry disclaims any beneficial interest in the 10 shares owned by his wife.

(7)	Of the total number of shares beneficially owned by directors and executive officers as a group, the amount of common shares with respect to which the group has the right to acquire beneficial ownership within 60 days through the exercise of vested stock options is 77,250.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      The Company’s Directors and Executive Officers are required under Section 16(a) of the Securities Exchange Act of 1934 to file reports of ownership (Form 5) and changes in ownership (Form 4) of the Company’s Common Stock with the Securities and Exchange Commission and the New York Stock Exchange. Based on a review of those reports and written representations from the Directors and Executive Officers, the Company believes that during 2001, all such reporting requirements have been complied with.

ITEM 1. ELECTION OF DIRECTORS

      The Board currently consists of nine members divided into three classes. Directors in each class serve for three-year terms and at each annual meeting the term of one class expires. The Board has determined that there shall be nine members for the ensuing year. The persons being nominated to serve as Class I Directors are William H. Bruett (incumbent director), David R. Coates (incumbent director), and Elizabeth A. Bankowski (new nominee).

      Thomas P. Salmon, the Chairman of the Board of Directors since 1983, has announced his intention to retire and not seek re-election at the conclusion of the May 16, 2002 Annual Meeting.

      Directors will be elected by a majority of the votes cast at the Annual Meeting. If elected, all nominees are expected to serve until the 2005 Annual Meeting and until their successors are duly elected and qualified.

      The following table lists each nominee and each continuing Director, their principal occupation for the last five years, age and length of service as a Director.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

CLASS I
(Term Expires at the 2005 Annual Meeting)

Director
Since

William H. Bruett	Retired UBS PaineWebber, Inc.; Senior Vice President, Group Product Manager of UBS PaineWebber, Inc. from 1990 to 2001; Director of PaineWebber Trust Co. and Chairman of PaineWebber International Bank Ltd., London, subsidiaries of UBS AG, from 1990 to 2001; President of Chittenden Corp., from 1983 to 1990; Director of Shelburne Farms, Inc. (58)	1986

		Director
		Since

David R. Coates	Retired Partner, KPMG Peat Marwick; Partner KPMG Peat Marwick from 1987 to 1993; Business Consultant and Advisor; Chair of the Key Bank District Advisory Board since 1995; Director of National Life of Vermont and of Union Mutual Fire Insurance Company; Member of the Governor’s Council of Economic Advisors, of the State of Vermont’s Debt Affordability Advisory Committee; Member of Vermont Municipal Bond Bank; Trustee of the Shelburne Museum (64)	1999
Elizabeth A. Bankowski	Business consultant in the area of corporate social responsibility; Senior Director, Ben and Jerry’s Homemade, Inc. from January 1991 to June 2001; Member of President Clinton’s Transition Team (in Economics Cluster) in 1992; Chief of Staff for Governor Madeliene M. Kunin from 1984 to 1990; Trustee of The Windham Foundation, Director of The Trust Company of Vermont; Trustee of the Ben and Jerry’s Foundation. (54)	New Nominee

The Board recommends that you vote FOR the nominees listed above.

      The following Class II and Class III Directors will continue to serve as Directors of the Company until the expiration of their respective terms.

CLASS II

(Term Expires at the 2003 Annual Meeting)

		Director
		Since

Merrill O. Burns	Business consultant in the area of financial services and technology; Group Executive, MarchFirst (strategy, branding and technology firm) from September 1999 to February 2001; Partner, Mitchell Madison Group (consultants) from 1996 to 1999; Senior Vice President and Executive Corporate Development Officer, BankAmerica Corporation from 1991 to 1996. (55)	1988
Christopher L. Dutton	President, Chief Executive Officer and Chairman of the Executive Committee of the Company since August 1997; Vice President, Finance and Administration, Chief Financial Officer and Treasurer from 1995 to 1997; Vice President and General Counsel from 1993 to 1995; Vice President, General Counsel and Corporate Secretary from 1989 to 1993; Director of Vermont Yankee Nuclear Power Corporation, and of Vermont Electric Power Company, Inc.; Director of Vermont Business Roundtable. (53)	1997

CLASS III

(Term Expires at the 2004 Annual Meeting)

		Director
		Since

Nordahl L. Brue	Chairman and Chief Executive Officer of Bruegger’s Corporation (quick service restaurants) since 1997; Principal, Champlain Management Services, Inc. (real estate development and management services) since 1985; Stockholder or Partner, Sheehey Brue Gray & Furlong, P.C., Attorneys, Burlington, Vermont from 1979 to December 1997; Member of the Governor’s Council of Economic Advisors; Trustee of Grinnell College and of Shelburne Museum. (57)	1992
Lorraine E. Chickering	President of Public Communications of Bell Atlantic Corporation from August 1997 to December 1999; President of Public and Operator Services of Bell Atlantic Corporation from 1993 to 1997; Vice President, Quality, 1993 and Vice President, Operations and Engineering of Chesapeake and Potomac Telephone Company, a subsidiary of Bell Atlantic Corporation, from 1991 to 1993. (51)	1994
John V. Cleary	Retired President and Chief Executive Officer of the Company; Chief Executive Officer, President and Chairman of the Executive Committee of the Company from 1983 to 1993. (73)	1980
Euclid A. Irving	Partner, Paul, Hastings, Janofsky & Walker, LLP, Attorneys, New York, New York, since 1990; Member of the Board of Trustees of the University of Virginia Law School Foundation. (49)	1993

BOARD COMPENSATION,

MEETINGS, COMMITTEES and OTHER RELATIONSHIPS

Compensation

      Non-employee Directors receive an annual fee of $10,000. In addition to the annual fee, the Chairman of the Board receives an annual fee of $30,000. Directors also receive $750 for each Board, committee or other meeting attended in person, or $375 for each meeting attended by telephone. We reimburse directors for reasonable expenses related to their Board service. Directors may defer all or part of their annual fee and meeting fees under the Director’s Deferred Compensation Plan. Deferred amounts earn interest and the Director may determine at the time of the deferral, or in limited instances thereafter, when the funds are to be paid.

      In August 2000, non-employee Directors were each awarded options to purchase 2,000 shares of the Company’s Common Stock at an exercise price of $7.90 per share, vesting over a two year period beginning August 22, 2000. The Chairman of the Board received options to purchase an additional 500 shares at $7.90 per share vesting over the same two year period. Non-employee Directors were not awarded any options during 2001.

Board Meetings

      In 2001, the Board held eight regular and two special meetings. Each Director attended not less than 75 percent of his or her board and committee meetings.

Board Committees

      The current standing committees of the Board are:

      The Executive Committee exercises all the powers of the Board in the management of the current and ordinary business of the Company, except as otherwise provided by law. The Executive Committee held one meeting during 2001. Members: Christopher L. Dutton, Chairman, Nordahl L. Brue, David R. Coates and Thomas P. Salmon.

      The Audit Committee advises the Board on internal and external audit matters affecting the Company, including recommendations of the appointment of independent auditors of the Company, and reviews with such auditors the scope and results of their examination of the Company’s financial statements. It also reviews the scope of internal audits and receives, reviews and takes action deemed appropriate with respect to audit reports submitted and other audit matters. In addition, the Audit Committee reviews the presentation of the Company’s financial results. The Audit Committee held five meetings in 2001. All members are independent directors, as defined in the rules of the New York Stock Exchange, the exchange on which shares of the Company’s Common Stock are listed. Members: Euclid A. Irving, Chairman, William H. Bruett, Merrill O. Burns and David R. Coates.

      The Governance Committee recommends to the Board persons selected by the Committee for nomination to the Board. It also reviews organizational plans and activities to assure the development and continuity of management leadership and oversees the proper governance of the Company. The Governance Committee held two meetings in 2001. All members are non-employee Directors. Members: William H. Bruett, Chairman, Nordahl L. Brue, Lorraine E. Chickering, John V. Cleary and Thomas P. Salmon.

      The Compensation Committee is charged with the responsibility of reviewing and making recommendations to the Board regarding the annual salaries of officers and incentive awards pursuant to the 2000 Stock Incentive Plan. It also recommends to the Board any needed revisions to the compensation of officers and assists the Board in discharging its responsibilities in connection with the compensation of officers. The Compensation Committee held four meetings in 2001. All members are non-employee Directors. Members: Merrill O. Burns, Chairman, Lorraine E. Chickering, John V. Cleary, David R. Coates and Euclid A. Irving.

      The Strategic Issues Committee (i) evaluates the advantages and disadvantages of possible strategic transactions and business combinations involving the Company, and presents its findings and recommendations to the Board for its consideration and (ii) reviews such other matters as the Board may request from time to time. The Strategic Issues Committee held six meetings in 2001. All members are non-employee Directors. Members: Nordahl L. Brue, Chairman, Lorraine E. Chickering, David R. Coates, Euclid A. Irving, and Thomas P. Salmon.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

      The following table summarizes the compensation the Company paid the President and Chief Executive Officer and each of the four other most highly compensated executive officers as of the end of 2001, 2000, and 1999.

		Annual Compensation(1)			Long-Term Compensation Awards
				Other
				Annual	Stock	All Other
Name and Principal				Compensation	Option	Compensation
Position	Year	Salary	Bonus	(2)	No. of Shares	(3,4)
Christopher L. Dutton	2001	$257,686	$—	$799	—	$9,445
President and Chief Executive	2000	$229,615	$—	$260	90,000	$8,235
Officer	1999	$210,000	$—	$854	—	$6,979
Stephen C. Terry	2001	$166,854	$—	$600	—	$8,242
Senior Vice President, Corporate	2000	$161,769	$—	$—	40,000	$4,567
and Legal Affairs	1999	$150,000	$—	$746	—	$6,134
Mary G. Powell	2001	$163,463	$—	$—	—	$6,412
Senior Vice President and Chief	2000	$153,961	$—	$—	40,000	$6,486
Operating Officer	1999	$130,690	$—	$—	—	$4,814
Nancy Rowden Brock(5)	2001	$149,152	$—	$—	—	$5,756
Vice President, Chief Financial	2000	$129,904	$—	$—	40,000	$5,566
Officer, Secretary and Treasurer	1999	$125,000	$—	$—	—	$4,648
Walter S. Oakes	2001	$124,485	$—	$331	—	$5,515
Vice President, Field Operations	2000	$118,849	$—	$—	40,000	$5,886
	1999	$100,461	$—	$412	—	$3,667

(1)	Amounts shown include base salary earned by the Officers on the basis of the Company’s operating results in 1999, as well as amounts earned but deferred at the election of those Officers. No variable compensation awards were made in 1999. The variable compensation awards were replaced in 2000 with the 2000 Stock Incentive Plan. See Stock Options Exercised and Unexercised in Last Fiscal Year.

(2)	The amounts shown in this column represent dividends paid on restricted shares awarded under the Compensation Program and interest on deferred compensation for amounts above 120% of the applicable federal long-term rate.

(3)	No restricted share awards were made for 1999, 2000 or 2001, and no restricted shares will be awarded in the foreseeable future. See Compensation Committee Report on Executive Compensation. Quarterly dividends are paid on the restricted shares previously awarded and are reported as part of Other Annual Compensation. At December 31, 2001, the aggregate number of shares and the approximate value of all restricted stock holdings, based on the market value of $18.65 per share of the shares at December 31, 2001, without giving effect to the diminution of value attributed to the restrictions on such stock, of Messrs. Dutton, Terry, and Oakes, respectively, were 472 shares, $8,803; 475 shares, $8,859; and 275 shares, $5,129. Ms. Powell and Ms. Brock had no restricted shares at December 31, 2001.

(4)	The total amounts shown in this column for the last fiscal year consist of the following:

(i)	Premiums attributable to Company-owned life insurance policies: Mr. Dutton $1,737, Mr. Terry $1,522, Ms. Powell $364, Ms. Brock $464, and Mr. Oakes $515.

(ii)	Company matching contributions to the Employee Savings and Investment Plan: Mr. Dutton $7,708, Mr. Terry $6,720, Ms. Powell $6,048, Ms. Brock $5,292, and Mr. Oakes $5,000.

(5)	Ms. Brock resigned effective February 2002.

      The following table presents stock options exercised and unexercised by the Company’s Executive Officers. The options were granted during 2000 and all vest over a four year period beginning August 22, 2000, the date of grant. The percentage of options vesting for the first through the fourth years is 30 percent, 20 percent, 20 percent and 30 percent, respectively.

STOCK OPTIONS EXERCISED AND UNEXERCISED IN LAST FISCAL YEAR

	Shares		Number of shares underlying		Value of in-the-money
Name and	Acquired on	Value	unexercised options		unexercised options
Principal	Exercise	Realized	at December 31, 2001(2)		at December 31, 2001(2)
Position	(1)(#)	(2)($)	Exerciseable	Unexerciseable	Exerciseable	Unexerciseable
Christopher L. Dutton	0	0	27,000	63,000	$290,250	$677,250
President and Chief Executive Officer
Stephen C. Terry	6,000	63,134	6,000	28,000	$64,500	$301,000
Senior Vice President, Corporate and Legal Affairs
Mary Powell	3,000	32,700	9,000	28,000	$96,750	$301,000
Senior Vice President and Chief Operating Officer
Nancy R. Brock(3)	0	0	12,000	28,000	$129,000	$301,000
Vice President, Chief Financial Officer, Secretary, and Treasurer
Walter S. Oakes	0	0	12,000	28,000	$129,000	$301,000
Vice President, Field Operations

(1)	Represents the number of options exercised during 2001 by the respective officer.

(2)	The unexercised option values are calculated by determining the difference between the end of year share price and the exercise price of the options multiplied by the number of unexercised options. The exercised option values are calculated by determining the difference between the date of exercise share price and the exercise price multiplied by the number of exercised options. The exercise price of $7.90 per share for all the unexercised options is below the current market price of the Company’s stock.

(3)	Ms. Brock resigned effective February 2002.

COMPENSATION COMMITTEE REPORT ON

EXECUTIVE COMPENSATION

      The Compensation Committee (the “Committee”) of the Board is comprised only of non-employee Directors. The Committee is responsible for:

•	recommending executive compensation plans to the Board;

•	administering executive compensation plans as authorized by the Board;

•	recommending compensation levels for the Officers of the Company, including the Chief Executive Officer;

•	administering the 2000 Stock Incentive Plan for all employees as authorized by the Board; and

•	considering all executive compensation issues and recommending such issues to the Board for approval.

      This is the report of the Committee describing the Compensation Program and the basis upon which the 2001 compensation determinations were made. During 2000, the 2000 Stock Incentive Plan was approved by shareholders and Green Mountain Power Corporation stock options were granted. We believe that the 2000 Stock Incentive Plan is consistent with creating value for customers and shareholders and successfully attracting and retaining employees, and rewarding appropriate employees for creating such value.

Compensation Philosophy

      It is our philosophy that executive compensation should be competitive in the marketplace, promote the strategic objectives of the Company and be aligned with corporate performance. Total cash compensation for executives should compare favorably with organizations competing for similar talent. The compensation arrangement for Officers is designed to meet these objectives.

Base Salary

      Base salaries are intended to provide a competitive rate of fixed compensation. Base salary levels are assessed annually by Watson Wyatt by compiling and analyzing salary information from various survey sources, including the William M. Mercer Executive Compensation Survey, the Watson Wyatt 2000/ 2001 Top Management Report, the Towers Perrin 2001 Executive Compensation Survey, the Towers Perrin 2000 Energy Services Report and the Hewitt 2000 Power Industry Compensation Survey. We select companies from the surveys which are of similar size or have other operating characteristics similar to the Company. We believe these companies are representative of the Company’s main competition for executive talent. In addition to the published survey sources, Watson Wyatt gathers data from a designated peer group to provide a closer review of Vermont companies and utilities of similar size and scope. Consequently, the compensation survey groups include companies that are different from the companies in the Edison Electric Institute 100 and the S&P 500 Composite Index used for the Performance Graph.

      In December 2001, the Compensation Committee recommended and the Board approved base salary adjustments for the Chief Executive Officer and five other officers of the Company, effective January 2002. Salary adjustments for the Chief Executive Officer and five other officers were based upon market levels of base salary compensation and other performance criteria, including the first mortgage bond credit rating upgrades received by the Company, attainment of the Company’s allowed rate of return on equity on regulated operations, improvement in cash flow for the Company, improvement in a number of customer service related performance measurements, and the performance of the Company’s Common Stock during 2001.

The 2000 Stock Incentive Plan

      In August 2001, the Compensation Committee approved awards for the entire employee population of the Company, excluding Officers and Directors, and any newly hired employees who had previously received awards during 2001. As of December 31, 2001, the Company had 364,150 incentive stock options outstanding out of the original 500,000 authorized for the 2000 Stock Incentive Plan.

      The purpose of the 2000 Stock Incentive Plan is to promote the interests of the Company and its shareholders by aiding the Company in attracting and retaining employees, officers, consultants, independent contractors and non-employee Directors capable of contributing to the future success of the Company, to offer such persons incentives to put forth maximum efforts for the success of the Company and to afford such persons an additional opportunity to acquire a proprietary interest in the Company.

Conclusion

      We believe the Company’s executive compensation program appropriately aligns executive compensation with individual and corporate performance and increases in shareholder value, is competitive with the market and is sensitive to the concerns of customers, shareholders and other constituencies.

Compensation Committee

Merrill O. Burns, Chairman	David R. Coates
Lorraine E. Chickering	Euclid A. Irving
John V. Cleary

      The following performance graph presents the yearly percentage change in the cumulative total shareholder return on the Company’s Common Stock as compared to the cumulative total returns of the Standard and Poor’s 500 Stock Index, and that of the members of Edison Electric Institute’s Index.

GREEN MOUNTAIN POWER CORPORATION

STOCK PRICE PERFORMANCE
DECEMBER 31, 1996 — DECEMBER 31, 2001

	1996	1997	1998	1999	2000	2001

GMP	$100.00	$83.45	$52.33	$39.73	$69.72	$107.08
EEI INDEX	100.00	127.37	113.89	81.40	147.97	91.53
S&P 500	100.00	133.10	170.82	206.50	187.85	165.59

*	Assumes $100.00 invested on December 31, 1996 and dividends reinvested. Historical performance does not necessarily predict future results.

PENSION PLAN INFORMATION AND OTHER BENEFITS

Pension Plan Information

      All employees are covered by the Employees’ Retirement Plan of Green Mountain Power Corporation the (“Retirement Plan”) if they have been employed for more than one year. The Retirement Plan is a defined benefit plan providing for normal retirement at age 65. Provided that a participant has at least ten years of continuous service, early retirement may be taken beginning the first day of any month following the attainment of age 55. If retirement occurs prior to age 59, benefits are reduced as shown in the table below:

Age at Retirement	Reduction of Benefits

58	7.5%
57	15.0
56	22.5
55	30.0

      For employees with at least five but less than ten years of continuous service who commence benefits before age 65, benefits are actuarially reduced. If retirement occurs after age 59 and completion of at least 10 years of continuous service, the full accrued benefit is payable.

      Retirement benefits are based on final average base compensation and length of service. Final average base compensation is the average of the compensation (limited to base salary for Officers, as shown in the Salary column of the Summary Compensation Table for the Officers named in this proxy statement, and straight-time payroll wages for other employees) for the highest 36 consecutive fiscal months out of the final ten years of employment. The normal retirement benefit is equal to 1.1% of the final average compensation up to the covered compensation amount plus 1.6% of final average base compensation over covered compensation multiplied by each year of credited service up to 35 years. Retirement benefits are not subject to any deductions for Social Security or other offset amounts.

      The following table shows the estimated annual pension benefit payable pursuant to the Retirement Plan to all covered employees, including the Officers named in this proxy statement, for the average compensation and years of service indicated. It assumes retirement at age 65 and an election of a retirement allowance payable as a life annuity. The retirement benefits in connection with the separate life insurance plan referred to below are in addition to those described in the table.

PENSION PLAN TABLE

Annual Average Base	Estimated Annual Retirement Benefits
Compensation Highest	At Normal Retirement Age of 65 Years
36 Consecutive Fiscal	Credited Years of Service
Months of the Last 10
Years Preceding					35 &
Retirement**	15	20	25	30	Over

$80,000	$16,410	$21,880	$27,350	$32,820	$38,290
100,000	21,210	28,280	35,350	42,420	49,490
120,000	26,010	34,680	43,350	52,020	60,690
140,000	30,810	41,080	51,350	61,620	71,890
160,000	35,610	47,480	59,350	71,220	83,090
170,000	38,010	50,860	63,350	76,020	88,690

      Credited years of service (including service credited with other companies), as of December 31, 2001, for each of the Officers named in this proxy statement were as follows: C. L. Dutton 16.8 years; N. R. Brock 2.8 years; W. Oakes 35 years; M.G. Powell 2.8 years; and S.C. Terry 15.8 years.

**	Compensation cap was $160,000 for 1999, and $170,000 for 2000 and 2001.

Supplemental Retirement Plan

      In addition to the Retirement Plan described above, all the Officers, including the Officers named in this proxy statement, participate in a Supplemental Retirement Plan. The plan provides retirement and survivor’s benefits for a period of fifteen years following retirement. The benefits are a percentage of the Officer’s final salary:

44% for the most senior Officer; 33% for the next most senior Officers; and 22% for the third most senior Officers.

      The retirement benefits are partially covered by the life insurance coverage that we have obtained (see below). The cost of this plan cannot be properly allocated or determined for any one plan participant because of the overall retirement plan assumptions. We are recording the estimated cost of the supplemental retirement plan benefits on a current basis and the income from the life insurance coverage as it is earned.

Life Insurance Plan

      The Officers participate in a related life insurance plan. Under this plan, we have purchased insurance on the lives of the Officers to provide pre-retirement life insurance benefits to them in an amount equal to four times salary for the most senior Officer, three times salary for the next most senior Officers, and two times salary for the third most senior Officers. The life insurance benefits are designed so that the Company does not expect to incur any significant net expense in providing the pre-retirement insurance plan. The life insurance policies also are intended to cover in part the supplemental retirement benefits described above.

Deferred Compensation Plan

      Officers may participate in a Deferred Compensation Plan under which they may elect to defer a portion of their salaries. Amounts deferred are credited to a separate account for each participant. The balance in a participant’s account, plus accrued interest, will be paid to him or her, or to his or her beneficiary according to their election form.

2000 Stock Incentive Plan

      The 2000 Stock Incentive Plan provides for the grant of stock options and other stock-based compensation to employees, Officers and Directors. The Compensation Committee administers the 2000 Stock Incentive Plan and determines when and to whom awards will be granted and the type, amount, terms of payment and other terms and conditions of each award, consistent with the provisions of the 2000 Stock Incentive Plan. As of December 31, 2001, there were approximately 198 employees, Officers and Directors who were eligible to be selected by the Compensation Committee to receive an award under the 2000 Stock Incentive Plan.

Change of Control Agreements

      Change of Control agreements have been executed with six members of management, including the Officers named in this proxy statement. If within three years following a change of control of the Company, the Officer’s employment is involuntarily terminated without cause or is voluntarily terminated by the Officer with good reason, the agreements provide affected individuals with:

*	Payments of 2.99 times the base salary of the individual;

*	Continuation for 36 months of health, medical and other insurance programs;

*	Payment of an amount equal to the actuarial value of up to 36 months of additional credited service under the Retirement Plan;

*	Full vesting and payment in a lump sum of any Supplemental Retirement benefits that the individual is otherwise entitled to upon termination; and

*	All Options and Stock Appreciation Rights outstanding shall become fully vested and exercisable.

      As defined in the agreements, “change of control of the Company” will have occurred when:

*	A person secures ownership of 20% or more of the voting power of the outstanding stock of the Company;

*	A change occurs in the majority of the Board for two consecutive years, which has not been approved by the Directors in office at the beginning of the period; or

*	Shareholders approve a merger or consolidation of the Company with another company where the outstanding voting stock of the Company does not continue to represent at least 80% of the combined voting power of the Company or the surviving company.

      Individuals may terminate employment following a change in control “with good reason” if:

*	The individual is assigned duties inconsistent with the duties before the change in control;

*	The headquarters are relocated more than 50 miles from the present location;

*	The individual is required to relocate more than 50 miles from the present location;

*	Compensation or benefits are reduced or adversely affected other than as part of an overall adjustment of executive compensation or benefits;

*	The Company fails to obtain an agreement from its successor to perform under the change of control agreements;

*	The Company fails to offer the individual any compensation plan provided to other executives of similar responsibility;

*	The Company eliminates or materially reduces or jeopardizes the ability of the Company to fulfill its obligations under certain executive benefit plans; or

*	The executive resigns within the 30 days immediately after the first 12 months following a change of control, or if the change of control occurs pursuant to shareholder approval of a merger or consolidation as described above, then the resignation must occur within the 30 days immediately after the first 12 months following the closing of such merger or consolidation.

      The Board has limited discretion to determine whether a change of control of the Company has taken place.

AUDIT COMMITTEE REPORT

      The Company’s management has the primary responsibility for the Company’s financial reporting process, including the financial statements and systems of internal controls. Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee’s responsibility is to monitor the integrity of the Company’s financial reporting process and system of internal controls and to monitor the independence and performance of the Company’s independent external auditors and internal auditors. The Audit Committee meets regularly with both the independent external auditors and the individuals responsible for the internal audit function, all of whom have unrestricted access to the Audit Committee. These meetings include an executive session without management present. The Audit Committee believes that it has taken the actions it deems necessary or appropriate to fulfill its oversight responsibilities under the Audit Committee’s charter, which it has filed with the Securities and Exchange Commission. Audit Committee members are independent based on the applicable definitions promulgated in the Securities and Exchange Commission rules.

Audit Committee Members

William H. Bruett	David R. Coates
Merrill O. Burns	Euclid A. Irving, Chairman

      The Audit Committee has reviewed and discussed the audited financial statements with management, and has discussed with Arthur Andersen LLP, the Company’s external auditors, those matters required to be discussed by Statement of Auditing Standard No. 61. Arthur Andersen has provided disclosures about their independence and discussed their independence with the Audit Committee.

      Based on the reviews and disclosures noted above, and the Audit Committee’s discussions with the Arthur Andersen external audit team and management, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the most recent fiscal year ended. In doing so, the Audit Committee has relied on representations of management and the opinion of the Company’s external auditors.

Year 2001 Audit Services

      During the year 2001, the Company retained its principal auditor, Arthur Andersen LLP, to provide services in the following categories and amounts.

Audit Fees

      Aggregate fees billed by Arthur Andersen LLP for the Company’s annual audit and for the reviews of the Company’s quarterly financial statements totaled $132,395 for the year ended December 31, 2001.

Financial Information Systems Design and Implementation Fees

      Arthur Andersen LLP rendered no professional services relating to financial information systems design and implementation for the fiscal year ended December 31, 2001.

All Other Fees

      Aggregate fees billed by Arthur Andersen LLP for other services rendered, other than the services described above under “Audit Fees” and “Financial Information Systems Design and Implementation Fees”, totaled $220,367 for the year ended December 31, 2001. Of this amount, $174,284 was for audit-related services, which includes assistance with internal audit activities as permitted by professional standards, and accounting consultations. The remainder of this amount was primarily for tax services.

      The Audit Committee has considered and determined that the provision of the services discussed above by the Company’s principal auditor is compatible with maintaining auditor independence.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

Year 2002 Audit Services

      On December 3, 2001, the Board of Directors appointed the firm of Arthur Andersen LLP to serve as independent certified public accountants for the calendar year 2002. The appointment was made upon the recommendation of the Audit Committee. Arthur Andersen LLP has audited our accounts continuously since 1988. We expect a representative of Arthur Andersen LLP to attend the Annual Meeting of Shareholders, respond to appropriate questions and be given an opportunity to speak if he or she desires.

Recent Developments Relating to Audit Services

      The Enron bankruptcy and related developments have focused considerable attention on issues of auditor independence. At the same time, Congressional and Department of Justice (“DOJ”) investigations have raised serious concerns about Arthur Andersen’s role in connection with the bankruptcy.

      In response to these events, the Audit Committee met in February 2002. The Audit Committee discussed with representatives of Arthur Andersen, the firm’s status in connection with the Enron bankruptcy and ongoing Congressional and DOJ investigations. At its February meeting, the Audit Committee made the following decisions.

*	The Audit Committee adopted a policy that the Company will not place future internal audit services with the same firm that serves as the Company’s external auditors. During 2002, the Company will select a new audit firm for its internal audit services.

*	The Audit Committee decided to proceed with the solicitation of the major accounting firms to select a firm for the 2003 external audit. The Committee noted this decision does not reflect any concern with the quality of Arthur Andersen’s services to the Company, which the Committee valued highly. Arthur Andersen will be invited to participate in the process and submit a proposal.

      In addition, the Audit Committee has discussed with management contingency plans for completion of the 2002 external audit by another firm should the services of Arthur Andersen no longer be available.

SUBMISSION OF SHAREHOLDER PROPOSALS

      From time to time, shareholders seek to nominate directors or present proposals for inclusion in the proxy statement and form of proxy for consideration at the annual meeting. To be included in the proxy statement or considered at an annual or any special meeting, you must submit nominations of Directors or proposals, at the appropriate time, in addition to meeting other legal requirements. We must receive proposals for inclusion in the proxy statement for the 2003 annual meeting, which is expected to take place on Thursday, May 15, 2003, no later than December 13, 2002. In addition, if we receive notice of a shareholder proposal after February 14, 2003, the persons named as proxies in the proxy statement for the 2003 Annual Meeting will have discretionary voting authority to vote on such proposal at the 2003 Annual Meeting. Direct any proposals to the undersigned.

OTHER BUSINESS

      The Board of Directors knows of no other matters for consideration at the meeting. If any other business should properly arise, the persons appointed in the enclosed proxy have discretionary authority to vote in accordance with their best judgment.

      The 2001 Annual Report to Stockholders, and the Company’s Securities and Exchange Commission filing on Form 10-K are hereby incorporated by reference.

By Order of the Board of Directors

Penny J. Collins
Secretary

PLEASE VOTE — YOUR VOTE IS IMPORTANT

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

GREEN MOUNTAIN POWER CORPORATION
163 Acorn Lane
Colchester, Vermont 05446

         The undersigned hereby appoints Christopher L. Dutton and Penny J. Collins as Proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Green Mountain Power Corporation held of record by the undersigned on March 21, 2002, at the Annual Meeting of Shareholders to be held on May 16, 2002, or any adjournment thereof.

(Continued, and to be marked, dated and signed, on the other side)

FOLD AND DETACH HERE

Please mark your votes as indicated in this example

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder or absent instruction will be voted FOR Item 1. Unless authority to vote for any matter or director is withheld, authority to vote for such nominee or matter will be deemed granted.

WITHHELD
			FOR	FOR ALL
Item 1.	Election of the following nominees as Directors: Class I:

	01 Elizabeth A. Bankowski	03 David R. Coates

02 William H. Bruett

                      To serve until the 2005 annual meeting of shareholders and until their successors shall have been elected and qualified.

Withheld for the following nominees(s) only, print name(s):

Item 2.	To vote on such other matters as may properly come before the Annual Meeting and any and all adjournments thereof. Management knows of no other matters to be brought before the Annual Meeting; however, the persons named as proxy holders and their substitutes will vote in accordance with their best judgment if any other matters are properly brought before the Annual Meeting.

Signature ________________________________   Signature________________________________   Date______________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

FOLD AND DETACH HERE